Exhibit 99.1

October 8, 2019

Dear Astea Team Member,

Moments ago, we announced that Astea has entered into an agreement to be acquired by IFS. Many of you may be familiar with IFS, given their position as a leader in the global enterprise applications space. If the name is new to you, rest assured you will have plenty of opportunities to hear from their leadership, and eventually, the individuals who will be your new colleagues.

Fundamentally, this transaction is transformative for our company – and I mean that in the best way possible. What we’re announcing today is the joining of two respected industry leaders to create a combination that is greater than the sum of its parts. Together with IFS, we will be able to offer new solutions and products to our customers and provide them with a broader platform to support their global growth ambitions. We will also be stronger together than we are apart and better positioned to seize growth opportunities. As members of this bigger, more dynamic team, you will all have the opportunity to participate in – and benefit from – that growth.

As we will have plenty of time to discuss what the future looks like for this exciting new enterprise, my focus today is to take this opportunity to speak from my heart to every one of you. This goes without saying, but you are what has made and will continue to make Astea a special place to work and grow in your respective careers. Those who are on the outside looking in would say that Astea is a Field Service Management business. I would say that Astea is a people business. Our employees here are world-class; and together we have developed a culture built on mutual respect, trust, and a commitment to collective excellence. We have always succeeded as a team, rather than as individuals, and today’s announcement is a testament to that culture.

And it is with the understanding of that great culture that I realize today’s announcement may cause some trepidation or some questions about our future. Let me emphasize that this decision was not rushed nor reached easily. Rest assured that we have done our diligence, and over the course of this process, I have gotten to know Darren Roos, CEO at IFS, and his leadership team. From the time we have shared together I have become ever-more confident that this is a strong cultural fit for Astea and for our people. We have a shared vision for the future of our industry, but more importantly, a shared set of values for how business should be done. I know you will all be in great hands as you chart an exciting new course as part of a dynamic, diversified industry leader.

This announcement is a touch bittersweet for me, because it has been such an honor to serve as your CEO and to lead such a dedicated, professional, and supportive group of individuals. I founded Astea in 1979, and since then, you all have become a family to me. I would not – and could not – have taken such an important journey with any other team, and I want to thank you for making this among the most rewarding chapters of my life.

As you begin this transition into a bright future, I’d only ask that you reflect on what has brought us to this point in our company’s story. Remember the support and respect that you have given and received to your colleagues; and remember that dedication to our customers was the foundation that built Astea into the global leader it is today. Those values will serve you well in the future, just as they do today.

Thank you again for all of your efforts and what you’ve brought to this company. I look forward to seeing what the future holds for this dynamic new business.

Sincerely,

Zack